UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2007

ClearPoint Business Resources, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51200	98-0434371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA 18914		18914
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 997-7710

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 8.01 Other Events.

On February 23, 2007, ClearPoint Business Resources, Inc. (the “Company”) acquired substantially all of the assets of ALS, LLC and its subsidiaries, doing business as Advantage Services Group (“ASG”). ASG is a Florida based provider of customized consultative labor solutions throughout the United States, which had approximately $103 million of unaudited gross revenues for the year ended December 31, 2006, an estimate subject to adjustment.

The purchase price consisted of cash of $19 million, a note of $2.5 million and shares of the Company’s common stock with a value of $2.5 million pursuant to an asset sale and purchase agreement between the Company and ASG, filed as exhibit 2.1 to this report and incorporated herein by this reference. The amount of the purchase price was determined through arms-length negotiation of the parties. The purchase price was funded from a combination of cash and borrowings. The borrowings were obtained through a $20 million credit facility with Manufacturers and Traders Trust Company (“M&T”) and a $3 million term loan with M&T entered into on February 23, 2007, pursuant to the credit agreement filed as Exhibit 10.1 to this report and incorporated herein by this reference. Interest on these loans is either at (i) a base rate consisting of the higher of M&T’s prime rate or the Federal Funds Effective Rate plus 0.5% or (ii) the Libor rate. The credit facility matures on February 22, 2010, unless earlier terminated. The term loan matures in five years. Principal payments of the term loan become due and payable in twenty equal quarterly payments commencing in the first calendar quarter immediately succeeding the funding date of that loan. In addition to these repayment terms, the repayment obligation can become due before its stated maturity date if an event of default occurs. An event of default includes timely non-payment of any principal or interest due under the loans, the non-observance of covenants specified in the credit agreement, a breach of representations or warranties under the credit agreement, cross-defaults of other indebtedness above a threshold amount of $100,000, insolvency, inability to pay debts, attachment of assets, judgments against the Company, a change of control or the invalidity of the loan documents.

In connection with the acquisition, on February 23, 2007, the Company and ASG entered into a registration rights agreement with respect to the shares of common stock issued pursuant to the asset sale and purchase agreement. The registration rights agreement provides that if the Company proposes to register shares of the common stock of the Company at any time after the date of the first anniversary of the registration rights agreement, the holder of such shares is entitled, subject to certain limitations and conditions, to include its shares in such registration. The agreement also prohibits the transfer of such shares for one year from the date of the agreement. The registration rights agreement is filed as Exhibit 4.1 to this report and incorporated herein by this reference.

The description set forth in this report does not purport to be complete and is qualified in its entirety by reference to the asset sale and purchase agreement, registration rights agreement and credit agreement. These agreements have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the registrant. The asset sale and purchase agreement and credit agreement contain representations and warranties the parties thereto made to and solely for the benefit of the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of those agreements. In addition, the asset sale and purchase agreement and credit agreement, including the representations and warranties contained therein, are modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The company filed a press release on February 23, 2007 describing the transactions set forth above. The press release is filed as Exhibit 99.1 to this report and is incorporated herein by this reference.

Any financial statements and pro forma financial information that may be required to be filed as exhibits to this Form 8-K will be filed by amendment to this Form 8-K as soon as practicable, but in any event not later than 71 calendar days after the date that this Form 8-K must be filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit	Description

4.1	Registration Rights Agreement dated as of February 23, 2007 by and between ClearPoint Business Resources, Inc. and ALS, LLC.

2.1*	Asset Sale and Purchase Agreement dated as of February 23, 2007, by and among ALS, LLC, Advantage Services Group II, LLC, ALSC, LLC, ALSC II, LLC, ALSC III, LLC, ALSC IV, LLC, ASG, LLC, Joseph Raymond, Michael J. O’Donnell, Kevin O’Donnell, Michael W. O’Donnell and ClearPoint Business Resources, Inc.

10.1*	Credit Agreement dated as of February 23, 2007 among ClearPoint Business Resources, Inc., the several banks and other financial institutions from time to time parties thereto and Manufacturers and Traders Trust Company.

99.1	Press Release by ClearPoint Business Resources, Inc. dated February 23, 2007.

*	The exhibits to this agreement have been omitted in accordance with the rules of the Securities and Exchange Commission and will be provided supplementally to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2007

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Christopher Ferguson
Name: Christopher Ferguson Title: President